Exhibit 2.2

VOTING AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the 5th day of May, 2015, by and between the undersigned director shareholders (each, a “Director,” and collectively, the “Directors”) of NEW BANCSHARES, INC., a Wisconsin corporation (the “Seller”), and BAYLAKE CORP., a Wisconsin corporation (“Company”).

WITNESSETH:

WHEREAS, Seller and Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement);

WHEREAS, as a condition to Company being willing to enter into the Merger Agreement, and as an inducement and in consideration therefor, each of the Directors has agreed to execute and deliver this Agreement, solely in his, her or its capacity as a shareholder of Seller; and

WHEREAS, each Director owns, beneficially or in his or her own right, and is entitled to vote, or cause to be voted, the number of issued and outstanding shares of common stock of Seller (“Common Stock”) as set forth opposite such Director’s name on Schedule 1 attached hereto, and has agreed to vote, or caused to be voted, such Common Stock pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Directors and Company hereby agree as follows:

Section 1.

Voting of Shares.  Each Director hereby agrees that at any meeting of the shareholders of Seller, and at every adjournment or postponement thereof, and in any action by written consent of the shareholders of Seller, such Director shall appear or otherwise cause all shares of Common Stock which such Director owns, beneficially or in his or her own right, and is entitled to vote, or cause to be voted, to be counted as present for purposes of establishing a quorum at any such meeting of the shareholders of the Seller, and shall vote, or cause to be voted, all shares of Common Stock which such Director owns, beneficially or in his or her own right, and is entitled to vote, or cause to be voted, (a) in favor of the adoption and approval of the Merger Agreement and the Merger, (b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if requested by Company, (c) against any action, proposal, transaction or agreement which would result in a breach of any term of, or any other obligation of Seller under, the Merger Agreement, (d) against any action or agreement which would impede, interfere with, prevent or attempt to discourage the Merger, including, but not limited to, any other extraordinary corporate transaction, including, but not limited to, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving Seller or Union State Bank (“Union”) and any Person (other than Company or its affiliates), or any other proposal of any Person (other than Company or its affiliates) to acquire Seller, Union or any of their respective subsidiaries (other than Novak Agency, Inc. (“Novak”)) or all or substantially all of the respective assets thereof, (e) against any Acquisition Proposal, and (f) in favor of any other matter necessary for consummation of the Merger; provided, however, that nothing in this Agreement, including, but not limited to, the obligation to vote as required under this Section 1, shall prevent, limit or affect any actions or omissions taken by a Director in the course of discharging his or her fiduciary duties to the Company in his or her capacity as a director and/or officer as and to the extent permitted under the Merger Agreement, and no such actions or omissions shall be deemed to be a breach of this Agreement.  Each Director agrees that Seller shall be authorized to include in any proxy or material transmitted to shareholders of Seller or filed with the SEC or any other Governmental Authority or any press release or other document that Company reasonably determines to be necessary in connection with the Merger, such Director’s identity and ownership of Common Stock, and a statement to the effect that the Director is a party to this Agreement and has committed to vote in favor of the Merger (the “Director Information”).  Each of the Directors agrees to promptly give Company any Director Information it may reasonably require for the preparation of any such documents, and each of the Directors agrees to promptly notify Company of any required corrections with respect to any written Director Information supplied by it specifically for use in any such document, if and to the extent that the Director shall become aware that any Director Information shall have become false or misleading in any material respect.

Section 2.

Term of Agreement.  This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), or (ii) the termination of the Merger Agreement in accordance with its terms.  Nothing in this Section 2 shall relieve any party of liability for breach of this Agreement.

Section 3.

Covenants of Directors.  Each Director agrees not to: except to the extent required by this Agreement or in the event of the death or permanent disability of Director, alter, transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution, or otherwise) of, or enter into any derivative arrangement with respect to (each, a “Transfer”), any or all of such Director’s Common Stock or any right or interest therein (or consent to any of the foregoing); enter into any contract or agreement with respect to any Transfer of any or all of such Director’s Common Stock or any right or interest therein; grant any proxies, deposit any Common Stock into a voting trust or enter into a voting agreement (except pursuant to this Agreement), in each case with respect to any shares of Common Stock; create or permit to exist any Lien on any or all of such Director’s Common Stock; take or permit any other action that would in any way restrict, limit or interfere with the performance of such Director’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Director herein untrue or incorrect in any material respect; or without the prior written approval of Company, directly or indirectly, solicit, initiate, encourage or facilitate any Acquisition Proposal or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person concerning any Acquisition Proposal, or furnish any information to any Person proposing or seeking an Acquisition Proposal; provided, however, that nothing in this Agreement, including but not limited to this Section 3, shall prevent, limit or affect any actions or omissions taken by Director in the course of discharging his or her fiduciary duties to the Company in his or her capacity as a director and/or officer as and to the extent permitted under the Merger Agreement, and no such actions or omissions shall be deemed to be a breach of this Agreement.  Each Director hereby agrees, while this Agreement is in effect, to promptly notify Company of the number of any new shares of Common Stock acquired by such Director, beneficially or in his or her own right, if any, after the date hereof.  Any such Common Stock shall be subject to the terms of this Agreement as though owned by such Director on the date hereof.  If Transfer of ownership is occasioned by the death or permanent disability of such Director, prior to any such Transfer, such Director or his or her representative shall cause the transferee to agree to be bound by the terms and conditions of this Agreement and to execute a joinder to this Agreement.

Section 4.

No Exercise of Dissenters’ Rights; Actions.  Each of the Directors (a) waives and agrees not to demand, or cause to be demanded, appraisal of such Director’s Common Stock pursuant to the WBCL and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Company, the Seller or any of their respective representatives (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into, the Merger Agreement.

Section 5.

Representations and Warranties of Directors.  Each Director represents and warrants to Company as follows:  (a) such Director owns, beneficially or in his or her own right, and is entitled to vote, or cause to be voted, in accordance with such Director’s commitments under this Agreement, the number of shares and applicable classes and series of Common Stock set forth opposite his, her or its name on Schedule 1 hereto, and does not own or have any right to acquire any Common Stock not listed on Schedule 1; (b) such Director has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Director is a party or is subject; and this Agreement has been duly executed and delivered by such Director and constitutes a legal, valid and binding agreement of such Director, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity; (c) such Director’s shares of Common Stock listed as owned on Schedule 1 hereto are now and will remain owned by such Director, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Company and encumbrances respecting such Common Stock created pursuant to this Agreement or the Merger Agreement); (d) other than set forth on Schedule 1 to this Agreement and in the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Director’s Common Stock; (e) there are no claims, actions, suits or proceedings pending or, to the knowledge of such Director threatened or contemplated against or affecting such Director, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or formal supervisory agreement of any kind in existence against or restraining such Director from taking any action of any kind in connection with their respective properties or assets (including such Director’s Common Stock) that would reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or the Merger Agreement or otherwise adversely impact such Director’s ability to perform his or her obligations hereunder in any material respect; and (f) such Director has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Director’s own choosing, and such Director understands and acknowledges that Company is entering into the Merger Agreement in reliance upon such Director’s execution, delivery and performance of this Agreement.

Section 6.

Representations and Warranties of Company.  Company has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Company is a party or is subject; and this Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding agreement of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

Section 7.

Transferability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Company may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Company, provided that no such assignment shall relieve Company of its obligations hereunder.

Section 8.

Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Directors in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that Company shall (without any requirement for the posting of any bond) be entitled to injunctive relief to prevent breaches of this Agreement by the Directors and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Company is entitled at law or in equity.

Section 9.

Further Assurances.  Each Director agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 10.

Entire Agreement and Amendment.

(a)

Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.  The parties acknowledge and agree that the covenants and agreements of each Director made herein are for the benefit of Company, and at any time Company may (without the consent of any Director) (i) extend the time for the performance of any of the obligations or other acts of any Director, (ii) waive any inaccuracies in any Director’s representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of a Director’s agreements or conditions contained in this Agreement. Any agreement by Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Each Director agrees that Company may, in its sole discretion, exercise its rights against some, but not all, Directors. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

(b)

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 11.

Notices.  Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Company or the address on Schedule 1 for a Director, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of a party with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.

Section 12.

General Provisions.  This Agreement shall be governed by the laws of the State of Wisconsin, without giving effect to the conflicts of laws principles thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Wisconsin state court located in Green Bay, Wisconsin or any Federal court located in Green Bay, Wisconsin (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Wisconsin state court located in Green Bay, Wisconsin or any Federal court sitting in the State of Wisconsin and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.  Headings are for convenience only and shall not affect the meaning of this Agreement.  Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The rights and remedies of any person under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. In any action, suit or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party in such action, suit or other proceeding shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which such prevailing party may be entitled) from the non-prevailing party or parties.

Section 13.

Legal Counsel. Each Director acknowledges that he or she has been advised to, and has had the opportunity to consult with his or her personal attorney prior to entering into this Agreement. Each Director further acknowledges that attorneys for the Seller represent the Seller and do not represent such Director or any other shareholder of the Seller in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BAYLAKE CORP., a Wisconsin corporation

By: /s/ Robert Cera

Its:  President and Chief Executive Officer

Address for Notices:

With a copy to

Baylake Corp.

Patrick S. Murphy

217 N. 4th Avenue

Godfrey & Kahn, S.C.

Sturgeon Bay, Wisconsin 54235

780 N. Water Street

Attn:

Susan Lohrey

Milwaukee, Wisconsin 53202

Vice President and General Counsel

DIRECTORS:

/s/ Teresa A. Bortoloni Teresa A Bortolini

/s/ Michael J. Gallenberger Michael J Gallenberger

/s/ Jeffrey W Kleiman Jeffrey W Kleiman

/s/ Dennis J. Langenberg Dennis J Langenberg

/s/ David L. Lodl David L Lodl

/s/ Douglas J. Messmann Douglas J Messmann

/s/ C. Jack Novak C Jack Novak

/s/ Mark R. Olsen Mark R Olsen

/s/ Glenn K. Teske Glenn K Teske

SCHEDULE 1

NAME OF DIRECTOR	NUMBER OF SHARES OF COMPANY COMMON STOCK OWNED BY DIRECTOR	RECORD OWNER OF SHARES
Teresa Bortolini	125
Michael Gallenberger	50
Jeffrey W. Kleiman	140
Dennis Langenberg	300
David Lodl	2,000
David Lodl	2,000
Douglas Messmann	1,210
C Jack Novak	650
Mark Olsen	250
Glenn Teske	4,750